UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 1, 2003
Date of Report (Date of earliest event reported)

INVESTORS REAL ESTATE TRUST
(Exact name of registrant as specified in its charter)

North Dakota	0-14851	45-0311232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12 South Main Street, Suite 100, Minot, ND	58701
(Address of principal executive offices)	(Zip Code)

(701) 837-4738
(Registrant’s telephone number, including area code)

ITEM 2.          ACQUISITION OR DISPOSITION OF ASSETS

During the period from October 2, 2002, to February 1, 2003, Investors Real Estate Trust (“IRET”) completed three transactions that resulted in the acquisition of $84,500,000 of assets by IRET.  Individually, the three transactions are insignificant as defined by Regulation S-X, but in the aggregate constitute a “significant amount of assets” as defined in Regulation S-X.  When acquisitions are individually insignificant but significant in the aggregate, Regulation S-X requires the presentation of audited financial statements for assets comprising a substantial majority of the individually insignificant properties.  IRET’s fiscal year 2003 real estate asset purchases first exceeded the minimum level of significance on October 1, 2002, with the purchase of a warehouse and manufacturing complex located in Des Moines, Iowa and then again on February 1, 2003, as a result of the three transactions previously described above.  We filed a Form 8-K on October 15, 2002, and an amended Form 8-K on December 16, 2002, describing our fiscal year-to-date acquisitions through October 1, 2002, and disclosing audited financial statements and proforma financial information.

The three transactions entered into by us in fiscal year 2003 during the period from October 2, 2002 to February 1, 2003, that will result in us acquiring a "significant amount of assets" as defined in Regulation S-X are as follows:

Plaza VII Office Building - Boise, Idaho
On January 31, 2003, we acquired the Plaza VII office building, a 27,297 square foot, multi-tenant commercial office building that was constructed in 1974.  The property is located at 5257 Fairview Avenue, Boise, Idaho.  The purchase price for the property was $3,350,000.  In addition to the purchase price, we incurred acquisition costs of $42,662 for closing costs, commissions, environmental reports and legal fees.

As of February 1, 2003, the building is 78% leased to ten tenants, with remaining lease terms ranging from two months to seven years.  All rents paid by the current tenants are at market rates, and no single tenant occupies more than 39% of the total leasable space.

Westgate Plaza - Boise, Idaho
On January 31, 2003, we acquired Westgate Plaza, which consists of two buildings; a 73,403 square foot single story building that was constructed in 1970 and a 29,939 square foot single story building constructed in 1998.  Both buildings are located at 1700 Westgate Drive, Boise, Idaho.  The purchase price was $11,500,000.  The purchase price was paid in cash.  In addition to the purchase price, we incurred acquisition costs of $117,750 for commissions, legal fees, environmental reports and closing costs.  The property is 100% leased to the Health and Welfare Department of the State of Idaho through July 31, 2007.  The annual base rental amount is $1,369,075.  In addition to the base rent, the tenant is obligated to pay that portion of the operating costs that exceed an agreed base amount.  We expect to receive approximately $302,591 in additional rent from the State of Idaho as reimbursement of operating expenses and improvements under the terms of the lease.  Operating expenses to be paid by us are estimated to be $685,000 annually resulting in annual net income to us before debt service of $996,666.   Pursuant to the lease, the State of Idaho may elect to cancel the lease without penalty with 60 days written notice.  We have entered into a non-binding loan agreement with GE Business Asset

Funding (GEBAF) for approximately $8,050,000 at 5.85% annual interest fixed for 5 years and amortized over a 20-year term.  We expect the loan to close in March 2003.

Showroom & Warehouse - Boise, Idaho
As part of our purchase of Westgate and Plaza VII in Boise, we sold our vacant 69,599 square foot showroom and warehouse located at 8688 West Fairview Avenue for $3,350,000.  The building has been vacant for the previous 24 months.  In fiscal year 2000, we recognized an impairment loss on our investment in the building of $1,008,000 due to the bankruptcy of the tenant.  The sale resulted in a loss to us of an additional $305,000, for a total loss of $1,313,000.

T. F. James Company Merger
On February 1, 2003, we entered into a Merger Agreement with the T. F. James Company, a privately held Iowa corporation primarily engaged in the development and ownership of retail and commercial real estate in Minnesota and surrounding states.  Under the terms of the Agreement and Plan of Reorganization all of the assets and liabilities of the T. F. James Company, including the company office located at 21500 Highway 7, Greenwood, Minnesota, were merged into IRET, Inc., the wholly-owned subsidiary of Investors Real Estate Trust.  As a result of the merger, we acquired approximately 52 retail and commercial real estate properties containing approximately 807,154 square feet of rentable space as well as eight underdeveloped or primarily vacant parcels of real estate.  The merger increased IRET’s real estate portfolio by $70,197,945, and is expected to increase gross rental revenues by $6,356,000 on an annual basis.  As part of the merger, we also acquired all of the outstanding debt and liabilities of the T. F. James Company in the amount of $37,732,004.  We also acquired eight undeveloped and vacant properties that accounted for approximately $2,760,000 of the total transaction. These eight properties will either require additional funds for redevelopment or must be sold before we will recognize any income or value.

A copy of the agreement and plan of the merger was filed as an exhibit to Form 8-K with the Securities and Exchange Commission on January 31, 2003, and is incorporated herein by reference.

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Item 7.          Financial Statements and Exhibits

(a)	Financial Statements of Business and Real Estate Acquired
The required financial statements for those real estate assets acquired by IRET which constitute a "substantial majority" of the real estate assets acquired by IRET in fiscal year 2003 during the period from October 2, 2002 to February 1, 2003, as measured by cost pursuant to Regulation S-X, will be filed by amendment hereto no later than sixty days after the date this report is required to be filed, except that audited financial statements for the T. F. James Company for the period of August 31, 2001 to September 1, 2002, were previously filed as Schedule 3.12 to the Agreement and Plan of Merger attached as part of Item 7(c), Exhibit 10 to Form 8-K dated and filed on January 31, 2003, and are incorporated herein by reference.

(b)	Pro Forma Financial Information The required pro forma financial information will be filed by amendment hereto no later than sixty days after the date this report is to be filed.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has, on February 18, 2003, caused this report to be signed on its behalf by the undersigned who is duly authorized to do so.

INVESTORS REAL ESTATE TRUST (Registrant) By: /S/ Thomas A. Wentz, Jr. (Signature) Thomas A. Wentz, Jr. Senior Vice President & General Council